Exhibit 10.2
HOLLY ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
AMENDED AND RESTATED PERFORMANCE UNIT AGREEMENT
This Performance Unit Agreement (the “Agreement”) was made and entered into by and between Holly Logistic Service, L.L.C., a Delaware limited liability company (the “Company”), and Matthew P. Clifton (the “Service Provider”). This Agreement was entered into as of the 1st day of March, 2012 (the “Date of Grant”) and is amended and restated as of April 29, 2014 to be effective as of February 28, 2014 to clarify the continued “double-trigger” vesting of the Performance Units in connection with a Special Involuntary Termination.
W I T N E S S E T H:
WHEREAS, the Company has adopted the HOLLY ENERGY PARTNERS, L.P. LONG-TERM INCENTIVE PLAN (the “Plan”) to attract, retain and motivate employees, executives, directors and consultants; and
WHEREAS, the Company continues to believe that the grant to the Service Provider of performance units of Holly Energy Partners, L.P. (the “Partnership”) as part of the Service Provider’s compensation for services provided to the Company and/or the Partnership was and is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, in consideration of the services rendered by the Service Provider, it is agreed by and between the Company and the Service Provider, as follows:
1.Grant. The Company previously granted to the Service Provider as of the Date of Grant an Award of 5,718 performance units (the “Performance Units”), subject to the terms and conditions set forth in this Agreement. Depending on the performance of the Partnership, the Service Provider may earn from fifty percent (50%) to one hundred fifty percent (150%) of the Performance Units, based on the increase in the Partnership’s distributable cash flow per Common Unit (“DCF/Unit”).
2.    Distribution Equivalent Rights. As long as the Service Provider holds the Performance Units granted pursuant to this Agreement, the Service Provider shall be entitled to receive distribution equivalent rights (“DERs’) in accordance with this Section 2. In the event the Partnership makes a distribution in respect of outstanding Common Units of the Partnership (“Common Units”) and, on the record date for such distribution, the Service Provider holds Performance Units that have not yet become earned and payable under this Agreement, the Company shall pay the Service Provider an amount in cash equal to the distribution amounts the Service Provider would have received if the Service Provider were the holder of record, as of such record date, of a number of Common Units equal to the number of such Performance Units that have not become earned and payable as of such

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record date, such payment to be made on or promptly following the date that the Partnership makes such distribution (however, in no event shall the DERs be paid later than 30 days following the date on which the Partnership makes such distribution to unitholders generally).
3.    Nature of Award. The Performance Units represent an Award for the “Performance Period” which begins on January 1, 2012 and ends on December 31, 2014. Following the completion of the Performance Period, the Service Provider shall be entitled to a payment of Common Units as determined under this Section 3 and/or Section 4, as applicable, and payable in Common Units at the time indicated in Section 5 or Section 4(b), as applicable.
(a)    Performance Measure. The percentage of Performance Units earned for the Performance Period is determined on the basis of the total increase in the Partnership’s DCF/Unit during the Performance Period over a DCF/Unit of $15.105.
(b)    Common Units Payable. The number of Common Units payable is equal to the result of multiplying Performance Units by the “Performance Percentage” set forth below:

3-Year Total Increase in DCF/Unit over $15.105	Performance Percentage (%) to be Multiplied by Performance Units
$0.000	50%
$1.241	100%
$2.548	150%

The percentages above shall be interpolated between points. In its sole discretion, the Committee may make a payment to the Service Provider assuming a Performance Percentage of up to one hundred fifty percent (150%) of the Performance Units instead of the Performance Percentage as determined pursuant to this Section 3(b).

4.    Early Termination. In the event Service Provider ceases to provide services to the Partnership and the Company prior to the end of the Performance Period on account of an event described in this Section 4, the number of Performance Units with respect to which payment at the end of the Performance Period is based shall be determined as follows:
(a)    In the event that the Service Provider ceases to provide services to the Partnership and the Company:
(i)    for any reason other than voluntary separation, Cause (as defined in Section 4(c)(vii)) or a Special Involuntary Separation (as defined in Section 4(c)(vi)),
(ii)    due to the Service Provider’s death,

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(iii)    due to the Service Provider’s total and permanent disability as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion, or
(iv)    due to the Service Provider’s retirement from any service relationship with the Company and its subsidiaries on or after attaining normal retirement age of 62 or after attaining an earlier retirement age approved by the Committee in its sole discretion, the number of Performance Units that shall be earned by and paid to the Service Provider or his beneficiary, in accordance with and at the time specified in Section 5, shall be determined as follows: the Service Provider shall forfeit a percentage of the Performance Units earned equal to the percentage that the number of full months following the date of separation, death, disability or retirement to the end of the Performance Period bears to thirty-six (36). The Committee shall determine the number of Performance Units earned by the Service Provider or his beneficiary in accordance with Section 3 for the entire Performance Period as soon as administratively practicable after the end of the Performance Period. In its sole discretion, the Committee may make a payment to the Service Provider assuming a Performance Percentage of up to one hundred fifty percent (150%) of the Performance Units instead of the pro-rata number of Performance Units as determined pursuant to this Section 4(a). Unless the Committee determines otherwise, the Service Provider will have no right to any other Performance Units and those other Performance Units granted under this Agreement will be forfeited. If the Service Provider separates from service prior to the end of the Performance Period due to voluntary separation or on account of Cause, all Performance Units hereunder will be forfeited.
(b)    In the event of a Special Involuntary Termination, as defined in Section 4(c)(vi), before the end of the Performance Period, no Performance Units shall be forfeited, and payment with respect to one hundred fifty percent (150%) of the Performance Units shall be made as soon as administratively practicable following the Special Involuntary Termination, but in no event later than two and one-half months after the Service Provider’s service terminates. Payment pursuant to this Section 4(b) is in lieu of payment pursuant to Section 4(a) and if the Service Provider receives payment pursuant to this Section 4(b) the Service Provider will not be entitled to any payment pursuant to Section 4(a).
(c)    Definitions. For purposes of this Section 4,
(i)    “Change in Control” shall mean:
A.    Any Person (as defined in Section 4(c)(ii) below), other than HollyFrontier Corporation (“HFC”) or any of its wholly-owned subsidiaries, HEP Logistics Holdings, L.P. (the “General Partner”), the Partnership, the Company, or any of their subsidiaries,

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a trustee or other fiduciary holding securities under an employee benefit plan of HFC, the Partnership, the Company or any of their Affiliates (as defined in Section 4(c)(v) below), an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity owned, directly or indirectly, by the holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership in HFC, the Company, the General Partner or the Partnership, respectively, is or becomes the Beneficial Owner (as defined in Section 4(c)(iii) below), directly or indirectly, of securities of HFC, the Company, the General Partner or the Partnership (not including in the securities beneficially owned by such Person any securities acquired directly from HFC, the General Partner, the Partnership, the Company or their Affiliates) representing more than forty percent (40%) of the combined voting power of HFC’s, the Company’s, the General Partner’s or the Partnership’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 4(c)(i)(C)(1) below.
B.    The individuals who as of the Date of Grant constitute the Board of Directors of HFC (the “HFC Board”) and any New Director (as defined in Section 4(c)(iv) below) cease for any reason to constitute a majority of the HFC Board.
C.    There is consummated a merger or consolidation of HFC, the Company, the General Partner or the Partnership with any other entity, except if:
(1)    the merger or consolidation results in the voting securities of HFC, the Company, the General Partner or the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(2)    the merger or consolidation is effected to implement a recapitalization of HFC, the Company, the General Partner or the Partnership (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly,

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or indirectly, of securities of, as applicable, (not including in the securities beneficially owned by such Person any securities acquired directly from HFC, the Company, the General Partner or the Partnership or their Affiliates other than in connection with the acquisition by HFC, the Company, the General Partner or the Partnership or its Affiliates of a business) representing more than forty percent (40%) of the combined voting power of HFC’s, the Company’s the General Partner’s or the Partnership’s, as applicable, then outstanding securities.
D.    The holders of the voting securities of HFC, the Company, the General Partner or the Partnership approve a plan of complete liquidation or dissolution of HFC, the Company, the General Partner or the Partnership or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by holders of the voting securities of HFC, the Company, the General Partner or the Partnership of all or substantially all of HFC’s, the Company’s, the General Partner’s or the Partnership’s assets, as applicable, to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which is owned by the direct and indirect holders of the voting securities of HFC, the Company, the General Partner or the Partnership in substantially the same proportions as their ownership of the voting securities of HFC, the Company, the General Partner or the Partnership, as applicable, immediately prior to such sale.
(ii)    “Person” shall have the meaning given in section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) as modified and used in sections 13(d) and 14(d) of the 1934 Act.
(iii)    “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.
(iv)    “New Director” shall mean an individual whose election by HFC’s Board or nomination for election by holders of the voting securities of HFC was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, New Director shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the HFC.

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(v)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under section 12 of the 1934 Act.
(vi)    “Special Involuntary Termination” shall mean the occurrence of (1) or (2) within sixty (60) days prior to, or at any time after, a Change in Control (as defined in Section 4(c)(i)), where (1) is termination by the Company of the Service Provider’s service relationship with the Company and the Partnership (including subsidiaries of the Company and the Partnership), for any reason other than Cause (as defined in Section 4(c)(vii)) and (2) is a resignation by the Service Provider from service with the Company and the Partnership (including subsidiaries of the Company and the Partnership) within ninety (90) days after an Adverse Change (as defined in Section 4(c)(viii)) in the terms of the Service Provider’s service relationship.
(vii)    “Cause” shall mean:
A.    An act or acts of dishonesty on the part of the Service Provider constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company;
B.    Gross or willful and wanton negligence in the performance of the Service Provider’s material and substantial duties of employment or service relationship with the Company; or
C.    Conviction of a felony involving moral turpitude.
The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.
(viii)    “Adverse Change” shall mean, without the express written consent of the Service Provider, the occurrence of any of the following on or after the 60th day preceding a Change in Control (A) a change in the Service Provider’s principal office to a location more than 25 miles from the Service Provider’s work address, (B) a material increase (without adequate consideration) or a material reduction in duties of the type previously performed by the Service Provider, or (C) a material reduction in the Service Provider’s base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor. Service Provider shall provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event and the Company shall be given the opportunity to remedy the alleged Adverse Change and/or to contest

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Service Provider’s assertion that an Adverse Change event has occurred within thirty (30) days from receipt of such notice.
5.    Payment of Performance Units.
(a)    The number of Common Units payable at the end of the Performance Period (or such earlier time as specified under Section 4(b)) shall be payable as soon as reasonably practicable following the close of the Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period closes (or such earlier time as specified under Section 4(b)), in the amount determined in accordance with Section 3, as adjusted by Section 4, if applicable. Such payment will be subject to withholding for taxes and other applicable payroll adjustments. The Committee’s determination of the amount payable shall be binding upon the Service Provider and his beneficiary or estate.
(b)    If Service Provider is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Service Provider’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), then Service Provider shall not be entitled to receive Common Units in settlement of Performance Units until the earlier of (1) the date which is six (6) months after Service Provider’s “separation from service” for any reason other than death, or (2) the date of Service Provider’s death. The provisions of this Section 5(b) shall only apply if and to the extent required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.
6.    Adjustment in Number of Performance Units. Except as provided below, in the event that the outstanding Common Units are increased, decreased or exchanged for a different number or kind of units or other securities, or if additional, new or different units or securities are distributed with respect to the Common Units through merger, consolidation, sale of all or substantially all of the assets of the Partnership, reorganization, recapitalization, unit dividend, unit split, reverse unit split or other distribution with respect to such Common Units, there shall be substituted for the Common Units under the Performance Units subject to this Agreement the appropriate number and kind of Common Units or new or replacement securities as determined in the sole discretion of the Committee.
7.    Delivery of Common Units. No Common Units shall be delivered pursuant to this Agreement until the approval of any governmental authority required in connection with this Agreement, or the issuance of Common Units hereunder, has been received by the Company.
8.    Securities Act. The Company shall have the right, but not the obligation, to cause the Common Units payable under this Agreement to be registered under the appropriate rules and regulations of the Securities and Exchange Commission. The Company shall not be required to deliver any Common Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

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9.    Federal and State Taxes. The Service Provider may incur certain liabilities for Federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. Upon the determination by the Company of the amount of taxes required to be withheld, if any, the Service Provider shall either pay to the Company, in cash or by certified or cashier’s check, an amount equal to the taxes required to be withheld, or the Service Provider shall authorize the Company to withhold from the Common Units payable to the Service Provider an amount necessary to satisfy the Federal, state or local taxes required to be withheld. Authorization of the Service Provider to the Company to withhold taxes pursuant to this Section 9 shall be in form and content acceptable to the Committee. An authorization to withhold taxes pursuant to this provision shall be irrevocable unless and until the tax liability of the Service Provider has been fully paid. In the discretion of the Committee, the required taxes may be withheld in kind from Common Units payable under this Agreement. In the event that the Service Provider fails to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the Common Units payable to the Service Provider under this Agreement, the Company shall have the right to purchase at current market price as determined by the Committee and/or to sell to one or more third parties in either market or private transactions sufficient Common Units payable under this Agreement to provide the funds needed for the Company to make the required tax payment or payments.
10.    Definitions; Copy of Plan. To the extent not specifically provided herein, all terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
11.    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Service Provider and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
12.    No Right to Continued Service Relationship. This Agreement shall not be construed to confer upon the Service Provider any right to continue as a service provider to the Company and shall not limit the right of the Company, in its sole discretion, to terminate the service of the Service Provider at any time.
13.    Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.

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14.    Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Service Provider. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
15.    No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
16.    No Guarantee of Interests. The Board and the Company do not guarantee the Common Units from loss or depreciation.
17.    Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by the Service Provider during his life other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Service Provider in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Service Provider or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Common Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.
18.    Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized.
HOLLY LOGISTIC SERVICES, L.L.C.

By:
Bruce R. Shaw, President

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